Exhibit 10.66









                         AMENDED AND RESTATED
                           CREDIT AGREEMENT




                     Dated as of October 23, 1996


                                Between


                          IMC-AGRICO COMPANY


                              as Borrower


                                  and


                           NATIONSBANK, N.A.


                               as Lender


                            U.S.$50,000,000












                           TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is for convenience of reference only.


                               ARTICLE I
                              DEFINITIONS

SECTION 1.01. Basic Definitions                                     1
SECTION 1.02. Additional Definitions                                1
SECTION 1.03. Amendment and Restatement of Earlier Credit Agreement   6

                              ARTICLE II
                                 LOANS

SECTION 2.01. Committed Loans                                       7
SECTION 2.02. Money Market Loans                                    7
SECTION 2.03. Note                                                  7
SECTION 2.04. Repayment of Loans                                    7
SECTION 2.05. Interest                                              7
SECTION 2.06. Borrowing Procedure                                   8
SECTION 2.07. Prepayments, Conversions, and Continuations of Loans  8
SECTION 2.08. Minimum Amounts                                       8
SECTION 2.09. Certain Notices                                       8
SECTION 2.10. Use of Proceeds                                       9
SECTION 2.11. Fees                                                  9
SECTION 2.12. Computations                                          9
SECTION 2.13. Reduction or Termination of Commitment                10
SECTION 2.14. Payments                                              10
SECTION 2.15. Mandatory Prepayment                                  10
SECTION 2.16. Letter of Credit Subfacility                          10

                              ARTICLE III
                        CHANGE IN CIRCUMSTANCES

SECTION 3.01. Increased Cost and Reduced Return                     13
SECTION 3.02. Limitation on Types of Loans                          14
SECTION 3.03. Illegality                                            14
SECTION 3.04. Compensation                                          14
SECTION 3.05 Taxes                                                  14

                              ARTICLE IV
                              CONDITIONS

SECTION 4.01.  Effectiveness of this Agreement                      15
SECTION 4.02.  Each Loan and Letter of Credit                       15

                               ARTICLE V
                    REPRESENTATIONS AND WARRANTIES

SECTION 5.01.  Existence                                            16
SECTION 5.02.  Financial Statements                                 16
SECTION 5.03.  Authorization; No Breach                             16
SECTION 5.04.  Litigation                                           16
SECTION 5.05.  Enforceability                                       17
SECTION 5.06.  Approvals                                            17
SECTION 5.07.  Disclosure                                           17

                              ARTICLE VI
                               COVENANTS

SECTION 6.01.  Information                                          17
SECTION 6.02.  Obligations                                          18

                              ARTICLE VII
                                DEFAULT

SECTION 7.01.  Events of Default                                    18
SECTION 7.02.  Remedies                                             20

                             ARTICLE VIII
                             MISCELLANEOUS

SECTION 8.01.  Expenses                                             20
SECTION 8.02.  Indemnification                                      21
SECTION 8.03.  Right of Set-off.                                    21
SECTION 8.04.  No Waiver; Cumulative Remedies                       21
SECTION 8.05.  Successors and Assigns                               21
SECTION 8.06.  Amendments                                           21
SECTION 8.07.  Notices                                              22
SECTION 8.08.  Counterparts                                         22
SECTION 8.09.  Severability                                         22
SECTION 8.10.  Controlling Agreement                                22
SECTION 8.11.  Survival                                             22
SECTION 8.12.  Governing Law                                        22
SECTION 8.13.  WAIVER OF JURY TRIAL                                 23
SECTION 8.14.  ENTIRE AGREEMENT    23


Schedule 1.02 - Existing Letters of Credit

Exhibit A - Note

                         AMENDED AND RESTATED
                           CREDIT AGREEMENT


      AMENDED AND RESTATED CREDIT AGREEMENT (the "Agreement") dated as of October 23, 1996, between IMC-AGRICO COMPANY, a Delaware general partnership (the "Borrower"), and NATIONSBANK, N.A., a national banking association (the "Bank").

     The parties hereto agree as follows:

                               ARTICLE I

                              DEFINITIONS

      SECTION 1.01. Basic Definitions. As used in this Agreement, the following terms have the following meanings:

          "Applicable Margin" means:

          (i)  with respect to Base Rate Loans, zero percent (0%); and

           (ii) with respect to Eurodollar Loans, one-half of one percent (0.5%).

           "Commitment" means the obligation of the Bank to make Committed Loans and to issue Letters of Credit in an aggregate principal amount at any time outstanding up to but not exceeding $50,000,000, as the same may be reduced or terminated pursuant to this Agreement.

           "Commitment Fee" means a commitment fee on the daily average unused amount of the Commitment from and including the date of this Agreement to but excluding the Termination Date, at the rate of one-eighth of one percent (0.125%) per annum, payable on each Quarterly Date. For purposes of this definition, outstanding Money Market Loans and Letters of Credit shall constitute a utilization of the Commitment.

          "Fees" means the Commitment Fee and the Letter of Credit Fee.

           "Letter of Credit Fee" means a fee on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration, at the rate of one-half of one percent (0.5%) per annum, payable on each Quarterly Date.

           "Principal Office" means the office of the Bank located at 100 North Tryon Street, Charlotte, NC 28255.

          "Termination Date" means February 28, 1997.

     SECTION 1.02. Additional Definitions. As used in this Agreement, the following terms have the following meanings:

          "Adjusted Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.

           "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

           "Base Rate Loans" means Loans that bear interest at rates based upon the Base Rate.

          "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law or other governmental action to close in Charlotte, North Carolina or New York, New York; except that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

          "Committed Loans" has the meaning specified in Section 2.01.

           "Continue", "Continuation", and "Continued" shall refer to a continuation pursuant to Section 2.07 of a Fixed Rate Loan as a Loan of the same Type from one Interest Period to the next Interest Period.

           "Convert", "Conversion", and "Converted" shall refer to the conversion pursuant to Section 2.07 or Article III of one Type of Loan into another Type of Loan.

           "Debtor Relief Laws" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

           "Default" means an Event of Default or the occurrence of an event or condition that with notice or lapse of time or both would become an Event of Default.

           "Default Rate" means, with respect to any principal of any Loan, any reimbursement obligation in respect of any Letter of Credit, or any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to two percent (2%) plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans (provided that, if the amount in default is principal of a Fixed Rate Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Default Rate" for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, two percent (2%) plus the interest rate for such Loan as provided in Section 2.05(b) or (c), as the case may be, and, thereafter, the rate provided for above in this definition).


           "Dollars" and "$" mean lawful money of the United States of America.

           "Earlier Credit Agreement" has the meaning assigned to that term in Section 1.03.

          "Effective Date" means October 23, 1996.

           "Eurodollar Loans" means Loans that bear interest at rates based upon the Adjusted Eurodollar Rate.

           "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

          "Event of Default" has the meaning specified in Section 7.01.

           "Existing Letters of Credit" means those standby letters of credit issued by the Bank (formerly known as NationsBank, N.A. (Carolinas)) for the account of the Borrower and outstanding on the date hereof, as more particularly identified on Schedule 1.02 hereof, as such letters of credit have been or may hereafter be amended, modified, extended, renewed or replaced from time to time.

           "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Bank.

           "Financial Statements" means the financial statements of the Borrower and the Subsidiaries dated as of June 30, 1995, and for the fiscal year then ended, furnished to the Bank prior to the date of this Agreement.

           "Fixed  Rate Loans" means Eurodollar Loans and Money  Market
     Loans.

           "Governmental Authority" means any nation or government, any state or political subdivision thereof, any central bank (or similar monetary or regulatory authority), and any entity

     exercising   executive,  legislative,  judicial,  regulatory,   or
     administrative functions of or pertaining to government.

          "Interest Period" means:

           (i) with respect to any Eurodollar Loan, each period commencing on the date such Loan is made or Converted from a Loan of another Type or the last day of the next preceding Interest Period with respect to such Loan, and ending on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, as the Borrower may select as provided in
     Section 2.09, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

           (ii) with respect to any Money Market Loan, each period commencing on the date such Loan is made or Converted from a Loan of another Type or the last day of the preceding Interest Period with respect to such Loan, and ending on the number of days thereafter (but not less than 1 or more than 180 days) as may be agreed to by the Borrower and the Bank pursuant to Section 2.02.

          Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans, if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the Termination Date shall end on the Termination Date; (c) no more than 10 Interest Periods for each Type of Fixed Rate Loan shall be in effect at the same time; and
     (d) no Interest Period for any Fixed Rate Loan shall have a duration of less than 1 month (in the case of Eurodollar Loans) or 1 day (in the case of Money Market Loans) and, if the Interest
     Period for any Fixed Rate Loan would otherwise be a shorter period, such Loan shall not be available hereunder.

           "Letter of Credit" means an Existing Letter of Credit or a standby letter of credit issued pursuant to the provisions of
     Section 2.16, as the same may be amended, modified, extended, renewed or replaced from time to time.

           "Loan Documents" means this Agreement, the Note, the LOC Documents, and all other documents, instruments, and agreements executed or delivered pursuant to or in connection with this Agreement, as the same may be amended, modified, renewed, extended, or supplemented.

          "Loan Party" means the Borrower or any Person that guaranties or secures any or all of the Borrower's obligations under the Loan Documents.

          "Loans" means Committed Loans and Money Market Loans.

           "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter

     of   Credit)  governing  or  providing  for  (i)  the  rights  and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

           "LOC Obligations" means, at any time, the sum of (i) the maximum face amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate face amount of all drawings under Letters of Credit honored by the Bank but not theretofore reimbursed (whether by payment in cash or through a Loan), minus (iii) all cash collateral provided with respect to any Letter of Credit.

           "Material Adverse Effect" means a material adverse effect on
     (a) the operations or financial condition of the Borrower, (b) the ability of the Borrower to perform its obligations under this Agreement, or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Bank thereunder.

           "Money  Market  Loan" has the meaning specified  in  Section
     2.02.

           "Money  Market Rate"  has the meaning specified  in  Section
     2.02.

          "Note" has the meaning specified in Section 2.03.

           "Person"  means any individual, corporation, company,  joint
     venture,    association,   partnership,   trust,    unincorporated
     organization, Governmental Authority, or other entity.

          "Prime Rate" means the per annum rate of interest established from time to time by the Bank as its prime rate, which rate may not be the lowest rate of interest charged by the Bank to its customers.

           "Quarterly Date" means the last day of each March, June, September, and December of each year, the first of which shall be the first such day after the date of this Agreement.

           "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Reserve Requirement" means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

           "Subsidiary" means, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Borrower.

           "Type" means any type of Loan (i.e., Base Rate Loan, Eurodollar Loan, or Money Market Loan).

      SECTION  1.03.   Amendment  and  Restatement  of  Earlier  Credit
Agreement.

      (a) This Agreement amends and restates in its entirety that certain Credit Agreement dated as of May 14, 1996 between the Borrower and the Bank (the "Earlier Credit Agreement"). The Borrower and the Bank agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions precedent set forth in Section 4.01, the terms and provisions of the Earlier Credit Agreement shall, effective as of the Effective Date, be amended, restated and superseded in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans and other obligations under the Earlier Credit Agreement which are outstanding on the Effective Date shall continue as Loans and obligations under (and shall be governed by the terms of) this Agreement. The Note executed and delivered by the Borrower to the Bank in connection with the Earlier Credit Agreement shall remain in full force and effect and shall continue to evidence the Borrower's obligation to pay principal of and interest on the Loans; provided that, notwithstanding anything to the contrary contained therein, such Note shall be governed by and construed in accordance with the laws of the State of New York, including without limitation Section 5-1401 of the General Obligations Law, but otherwise without regard to conflicts of law principles, and the applicable laws of the United States of America.

      (b) Upon the effectiveness of this Agreement, each reference to the Earlier Credit Agreement in any other instrument, document or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.


                              ARTICLE II

                                 LOANS

      SECTION 2.01. Committed Loans. Subject to the terms and conditions of this Agreement, the Bank agrees to make one or more loans ("Committed Loans") to the Borrower from time to time from and including the date hereof to but excluding the Termination Date, provided that the sum of (i) the aggregate principal amount of the Loans outstanding plus (ii) the aggregate amount of all LOC Obligations, shall not at any time exceed the amount of the Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder within the limits of the Commitment by means of Base Rate Loans and Eurodollar Loans.

     SECTION 2.02. Money Market Loans. In addition to Committed Loans pursuant to Section 2.01, the Borrower in accordance with the terms hereof may from time to time to but excluding the Termination Date request offers from the Bank for loans (each a "Money Market Loan") on a specific date, at a fixed rate of interest (the "Money Market Rate"), and for an Interest Period quoted by the Bank. Upon receipt of each such request for a Money Market Loan offer, the Bank may, but shall have no obligation to, offer to make such Money Market Loan on such terms and conditions as the Bank may determine at such time. The Borrower may accept each such offer for a Money Market Loan by submitting to the Bank a notice of borrowing pursuant to Section 2.09.

      SECTION  2.03.   Note.   The Loans made  by  the  Bank  shall  be
evidenced by that certain promissory note of the Borrower in substantially the form of Exhibit A, dated May 14, 1996 and executed and delivered pursuant to the Earlier Credit Agreement, payable to the order of the Bank in a principal amount equal to the Commitment as originally in effect and otherwise duly completed (as from time to time amended, modified, renewed, or extended, the "Note").

      SECTION 2.04. Repayment of Loans. The Borrower shall pay to the Bank the outstanding principal amount of the Loans on the Termination Date.

      SECTION 2.05. Interest. The Borrower shall pay to the Bank interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

        (a) during the periods such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin;

        (b) during the periods such Loan is a Eurodollar Loan, the Adjusted Eurodollar Rate plus the Applicable Margin; and

       (c) during the periods such Loan is a Money Market Loan, the Money Market Rate for such Loan.

Notwithstanding the foregoing, the Borrower shall pay to the Bank interest at the Default Rate on any principal of any Loan and (to the fullest extent permitted by law) on any other amount payable by the Borrower under this Agreement or any other Loan Document which is not paid in full when due (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on the Loans shall be due and payable as follows: (i) in the case of Base Rate Loans, on each Quarterly Date; (ii) in the case of each Eurodollar Loan, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than three months, at three-month intervals after the first day of such Interest Period;
(iii) in the case of each Money Market Loan, on the last day of the Interest Period with respect thereto and, in the case of an Interest Period greater than 90 days, at 90-day intervals after the first day of such Interest Period; (iv) upon the payment or prepayment of any Loan or the Conversion of any Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, or Converted); and (v) on the Termination Date; provided that interest payable at the Default Rate shall be payable from time to time on demand.

      SECTION 2.06. Borrowing Procedure. The Borrower shall give the Bank notice of each borrowing hereunder in accordance with Section
2.09. Not later than 2:00 p.m. (at the Principal Office) on the date specified for each borrowing hereunder, the Bank will make available the amount of the Loan to be made by it on such date to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower (designated by the Borrower) maintained with the Bank at the Principal Office, or as otherwise directed by the Borrower.

      SECTION 2.07. Prepayments, Conversions, and Continuations of Loans. Subject to Section 2.08, the Borrower shall have the right from time to time to prepay the Loans, or to Convert all or part of a Loan of one Type into a Loan of another Type or to Continue Fixed Rate Loans of one Type as Fixed Rate Loans of the same Type, provided that: (a) the Borrower shall give the Bank notice of each such prepayment, Conversion, or Continuation as provided in Section 2.09, (b) Fixed Rate Loans may only be Converted on the last day of the Interest Period, (c) the Borrower may not Continue a Money Market Loan or Convert a Loan into a Money Market Loan unless the Borrower and the Bank shall have agreed upon the rate of interest and the Interest Period for such Loan in accordance with Section 2.02, and (d) except for Conversions into Base Rate Loans, no Conversions or Continuations shall be made while a Default has occurred and is continuing.

      SECTION 2.08. Minimum Amounts. Except for Conversions and prepayments pursuant to Section 2.15 and Article III and Committed Loans made pursuant to Section 2.16 to satisfy the Borrower's reimbursement obligations in respect of a Letter of Credit, each borrowing, each Conversion, and each prepayment of principal of the Loans shall be in an amount at least equal to $1,000,000. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Fixed Rate Loans of the same Type having the same Interest Period shall be at least equal to $1,000,000.

      SECTION 2.09. Certain Notices. Notices by the Borrower to the Bank of a termination or reduction of the Commitment, of borrowings, Conversions, Continuations and optional prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Bank not later than 11:00 a.m. (local time at the Principal Office) on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation, or prepayment or the first day of such Interest Period specified below:
                                      Number of Business
            Notice                         Days Prior

Termination or reduction of
  Commitment                                    1
Borrowing or prepayment of,
  or Conversions into, Base
  Rate Loans                                same day
Borrowing or prepayment of,
  Conversions into,
  Continuations as, or
  duration of Interest Periods
  for, Eurodollar Loans                         3
Borrowing or prepayment of, or
  Conversions into,
Continuations as, or
  duration of Interest Periods              same day
for,
  Money Market Loans

Each such notice of termination or reduction shall specify the amount of the Commitment to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation, or optional prepayment shall specify (a) the amount and Type of the Loan to be borrowed, Converted, Continued, or prepaid (and, in the case of a Conversion, the Type of Loan to result from such Conversion), (b) the date of borrowing, Conversion, Continuation, or prepayment (which shall be a Business
Day), and (c) in the case of a borrowing of a Fixed Rate Loan, Conversion, or Continuation, the duration of the Interest Period. In the event the Borrower fails to select the Type of Loan, or the duration of any Interest Period for any Fixed Rate Loan, within the time period and otherwise as provided in this Section 2.09, such Loan (if outstanding as a Fixed Rate Loan) will be automatically Converted into a Base Rate Loan on the last day of the preceding Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.

      SECTION 2.10. Use of Proceeds. The proceeds of the Loans shall be used by the Borrower for general corporate purposes. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulations G, U, T, or X of the Board of Governors of the Federal Reserve System.

      SECTION 2.11.  Fees.  The Borrower agrees to pay to the Bank  the
Fees as specified herein. In addition, the Borrower shall pay to the Bank the customary charges from time to time of the Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, the Letters of Credit to the extent set forth in the LOC documents.

      SECTION 2.12. Computations. Interest and Fees payable by the Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 365/366 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable, except with respect to Eurodollar Loans which shall be computed based on a year of 360 days.

      SECTION 2.13. Reduction or Termination of Commitment. The Borrower shall have the right to irrevocably terminate or reduce in part the unused portion of the Commitment at any time and from time to time, provided that: (a) the Borrower shall give notice of each such termination or reduction as provided in Section 2.09; and (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000.

     SECTION 2.14. Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Loan Documents shall be made to the Bank at the Principal Office in Dollars and in immediately available funds, without setoff, deduction, or counterclaim. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of interest and Fees, as applicable and as the case may be.

      SECTION 2.15. Mandatory. If at any time the sum of (i) the outstanding principal amount of the Loans plus (ii) the aggregate amount of LOC Obligations exceeds the Commitment, the Borrower shall immediately make a prepayment of the Loans and/or provide cash collateral in respect of the LOC Obligations in an aggregate amount equal to the excess.

                    SECTION 2.16.  Letter of Credit Subfacility.

      (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Bank may reasonably require, the Bank shall issue from time to time such Letters of Credit from the date hereof until the Termination Date as the Borrower may request in a form acceptable to the Bank; provided, however, that no Letter of Credit will be issued if on the date of issuance, before and after taking such Letter of Credit into account,
(i) the LOC Obligations at such time would exceed $15,000,000 or (ii) the principal amount of the Loans outstanding plus the LOC Obligations would exceed the Commitment. Except for the Existing Letters of Credit and except as otherwise expressly agreed by the Bank, no Letter of Credit shall have an original expiry date more than one year from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder and at the request of the Borrower, the expiry dates of Letters of Credit may, in the Bank's sole discretion, be extended annually on each anniversary date of their date of issuance for an additional one year period. If the Bank elects not to extend any Letter of Credit, it shall take such action, if any, as is required to be taken by it under the applicable LOC Documents. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day.

      (b) Request for Issuance. Any request for the issuance of a Letter of Credit shall be submitted to the Bank at least three (3) Business Days prior to the requested date of issuance.

     (c) Reimbursement. The Borrower shall reimburse the Bank in same day funds for each drawing made under a Letter of Credit on the day of such drawing. In the event of any drawing under any Letter of Credit, the Bank will promptly notify the Borrower. Unless the Borrower shall immediately notify the Bank of its intent to otherwise reimburse the Bank, the Borrower shall be deemed to have requested a Committed Loan in the amount of the drawing, the proceeds of which will be used to satisfy the reimbursement obligations in respect of such drawing. Each such Committed Loan will be a Base Rate Loan or, if the Borrower shall have provided a notice of borrowing requesting that such Committed Loan be a Eurodollar Loan in accordance with Section 2.09, a Eurodollar Loan. If the Borrower shall not have arranged for the reimbursement of the Bank as provided hereinabove and Committed Loans are not available on such date for the reimbursement of the drawing under the Letter of Credit, the unreimbursed amount of such drawing shall bear interest
from  and after such date until paid in full at the Default Rate.   The
Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Bank, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

     (d) Uniform Customs and Practices. The Bank may have the Letters of Credit be subject to the Uniform Customs and Practice for
Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

     (e)  Indemnification; Nature of Bank's Duties.

           (i) In addition to its other obligations under this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save the Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Bank may incur or be subject to as a direct consequence of (A) the issuance of any Letter of Credit or (B) the failure of the Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

          (ii) As between the Borrower and the Bank, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
     (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (F) for any consequences arising from causes beyond the control of the Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Bank's rights or powers hereunder.

           (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Bank under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Bank shall not, in any way, be liable for any failure by the Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Bank.

           (iv) The obligations of the Borrower under this Section 2.16 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Bank to enforce any right, power or benefit under this Agreement.

           (v) Notwithstanding anything to the contrary contained in this Section 2.16, the Borrower shall have no obligation to indemnify the Bank pursuant to this or any other section of this Agreement in respect of any liability incurred by the Bank arising directly out of the gross negligence or willful misconduct of the Bank.

       (f) Termination Date. If any Letter of Credit remains outstanding upon the occurrence of the Termination Date, the Borrower shall, upon demand by the Bank provide one or more of the following to the Bank (such election being at the Borrower's option):

           (i) to the extent not already provided to the Bank, provide cash collateral to the Bank on such Termination Date in an amount equal to the maximum amount available to be drawn under such Letter of Credit,

           (ii) cause the original of such Letter of Credit to be returned to the Bank, or

             (iii) deliver to the Bank a letter of credit, indemnification or other comparable form of credit enhancement acceptable to the Bank, in support of the Borrower's reimbursement obligations in respect of such Letter of Credit, which letter of credit, indemnification or other credit enhancement shall (i) have a stated amount equal to the maximum amount available to be drawn under such Letter of Credit, (ii) not expire prior to the tenth Business Day following the expiry date of such Letter of Credit,
     (iii) be issued by an issuer reasonably acceptable to the Bank and
     (iv) otherwise be in form and substance reasonably satisfactory to the Bank.


                              ARTICLE III

                        CHANGE IN CIRCUMSTANCES

     SECTION 3.01.  Increased Cost and Reduced Return.

      (a) If the Bank shall have determined that the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such Governmental Authority:

             (i) shall change the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any Fixed Rate Loans or LOC Obligations (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its Principal Office);

            (ii) shall impose or modify any reserve, special deposit, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, the Bank (including the Commitment); or

          (iii) shall impose on the Bank or on the London interbank market any other condition affecting this Agreement or the Note or any of such extensions of credit or liabilities or commitments;


and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Fixed Rate Loans or of issuing and maintaining Letters of Credit or to reduce any sum received or receivable by the Bank under this Agreement, the Note or any LOC Document, then the Borrower shall pay to the Bank on demand such amount or amounts as will compensate the Bank for such increased cost or reduction.

      (b) If the Bank shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of the Bank as a consequence of the Bank's obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time upon demand the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

      (c) A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

      SECTION 3.02. Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

           (a) the Bank determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

           (b) the Bank determines (which determination shall be conclusive) that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Bank of funding Eurodollar Loans for such Interest Period;

then the Bank shall give the Borrower prompt notice thereof specifying the relevant Type of Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Bank shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Loans of any other Type into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into another Type of Loan in accordance with the terms of this Agreement.

     SECTION 3.03. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank to make, maintain, or fund Eurodollar Loans hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make or Continue Eurodollar Loans and to Convert other Types of Loans into Eurodollar Loans shall be suspended until such time as the Bank may again make, maintain, and fund Eurodollar Loans and the Borrower shall, on the last day of the Interest Period for each outstanding Eurodollar Loan (or earlier, if required by law), either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

      SECTION 3.04. Compensation. Upon the request of the Bank, the Borrower shall pay to the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred by it as a result of:

           (a) any payment, prepayment or Conversion of a Fixed Rate Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 7.02) on a date other than the last day of an Interest Period for such Loan; or

           (b) any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article IV to be satisfied) to borrow, Convert, Continue, or prepay a Fixed Rate Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement.

Without   limiting   the  effect  of  the  preceding   sentence,   such
compensation shall include any loss incurred in obtaining, liquidating, or employing deposits from third parties.

      SECTION 3.05 Taxes. (a) Any and all payments by the Borrower to or for the account of the Bank hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Loan
Document to the Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section
3.05) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Bank, at its address referred to in Section 8.07, the original or a certified copy of a receipt evidencing payment thereof.

      (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

     (c) The Borrower agrees to indemnify the Bank for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.05) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.


                              ARTICLE IV

                              CONDITIONS

     SECTION 4.01. Effectiveness of this. This Agreement shall become effective as of the Effective Date subject to the condition precedent that the Bank shall have received duly executed counterpart signature pages to this Agreement on or prior to such date.

      SECTION 4.02. Each Loan and Letter of Credit. The obligation of the Bank to make any Loan or to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent:
           (a) receipt by the Bank of (i) in the case of a Loan, a notice of borrowing in accordance with Section 2.06 and (ii) in the case of a Letter of Credit, a request for the issuance thereof in accordance with Section 2.16(b);

           (b) the fact that immediately after the making of such Loan or the issuance of such Letter of Credit, as applicable, the sum of (i) the aggregate outstanding principal amount of the Loans plus (ii) the aggregate amount of the LOC Obligations, will not exceed the amount of the Commitment;

          (c) the fact that, immediately before and after such Loan or the issuance of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

           (d) the fact that the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date such Loan is made or such Letter of Credit is issued, as applicable.

Each borrowing hereunder and each issuance of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing or such issuance, as applicable, that the conditions precedent specified in clauses (b), (c), and (d) of this Section have been satisfied.

                               ARTICLE V

                    REPRESENTATIONS AND WARRANTIES

      To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank that:

     SECTION 5.01. Existence. The Borrower and each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; and (b) has the requisite power and authority and legal right to own its assets and carry on its business as now being or as proposed to be conducted. The Borrower has the power, authority, and legal right to execute, deliver, and perform its obligations under the Loan Documents.

     SECTION 5.02. Financial Statements. The Financial Statements are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly and accurately present the financial condition of the Borrower and the Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Since the date of the Financial Statements, no event or condition has occurred that could have a Material Adverse Effect.

     SECTION 5.03. Authorization; No Breach. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party and compliance with the terms and provisions thereof have been duly authorized by all requisite action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws, or other organizational documents of the Borrower or any of the Subsidiaries, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument.

      SECTION 5.04. Litigation. Except as previously disclosed to the Bank in a Disclosure Letter dated March 1, 1996, provided by IMC Global Inc., et al., there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that could, if adversely determined, have a Material Adverse Effect.

      SECTION 5.05. Enforceability. This Agreement, the Note and all other Loan Documents executed and delivered by the Borrower on or prior to the date hereof constitute, and the other Loan Documents when executed and delivered by the Borrower shall constitute, the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by applicable Debtor Relief Laws and general principles of equity.

      SECTION 5.06. Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of any of the Loan Documents to which it is a party or for the validity or enforceability thereof.

      SECTION 5.07. Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Bank in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

                              ARTICLE VI
                               COVENANTS

      The Borrower agrees that, so long as the Bank has any Commitment hereunder or any amount payable under the Note or any LOC Obligation remains unpaid:

      SECTION  6.01.  Information.  The Borrower shall deliver  to  the
Bank:

           (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by independent public accountants of nationally recognized standing;

           (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments) by the chief financial officer or treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

           (c) within three (3) days after any officer of the Borrower obtains knowledge of any Default, a certificate of the chief financial officer or treasurer of the Borrower setting forth the details thereof and any action which the Borrower is taking or proposes to take with respect thereto; and

           (d) from time to time such additional information regarding the financial condition or business of the Borrower and the Subsidiaries as the Bank may reasonably request.

      SECTION 6.02. Obligations. The Borrower shall, and shall cause each of the Subsidiaries to:

          (a) preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business;

           (b) comply with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by all applicable Governmental Authorities applicable to it and its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) if noncompliance with any such law, rule, regulation or restriction would have a Material Adverse Effect;

           (c) pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

           (d) subject to prudent business management, maintain and preserve its properties and equipment used or useful in its business (in whomsoever's possession as they may be) in good repair, working order and condition, normal wear and tear excepted, and make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

           (e) permit representatives of the Bank, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its
     business   and   affairs   with  its  officers,   directors,   and
     accountants; and

            (f)    maintain  insurance  in  such  amounts,  with   such
     deductibles, and against such risks as is customary for similarly situated businesses.

                              ARTICLE VII

                                DEFAULT

      SECTION 7.01. Events of. Each of the following shall constitute an "Event of Default":

           (a) (i) The Borrower shall fail to pay when due any principal of any Loan or any reimbursement obligation arising from a drawing under a Letter of Credit, or (ii) the Borrower shall fail to pay when due any interest on any Loan, or any Loan Party shall fail to pay when due any other amount payable under any Loan Document and any such default specified in this clause (ii) shall continue for five or more days.

            (b) Any representation, warranty, certification, or statement made or deemed made by any Loan Party (or any of its officers) in any Loan Document or in any certificate, financial statement, or other document delivered pursuant thereto shall be false, misleading, or incorrect in any material respect when made or deemed made.

           (c) The Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Section 6.01 of this Agreement; or any Loan Party shall fail to perform, observe, or comply with any other covenant, agreement, or term contained in any Loan Document (other than a failure covered elsewhere in this Section 7.01) and such failure shall continue for a period of thirty (30) days after notice thereof to such Loan Party by the Bank.

           (d) Any Loan Party or any Subsidiary shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due.

          (e) Any voluntary or involuntary proceeding under any Debtor Relief Law shall be commenced by or against any Loan Party or any Subsidiary or any of their respective assets, and if an involuntary proceeding is commenced, such proceeding shall not be dismissed within thirty (30) days after the commencement thereof.

           (f) Any Loan Party or any Subsidiary shall fail to pay when due any principal of or interest on any indebtedness for borrowed money (other than the Note) having an outstanding principal amount greater than $5,000,000, whether as principal obligor, guarantor, or otherwise, or the maturity of any such indebtedness shall have been accelerated, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such indebtedness or any Person acting on behalf of such holder or holders to accelerate the maturity thereof.

          (g) Any judgment or order for the payment of money in excess of $500,000 shall be rendered against any Loan Party or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

           (h) Any Loan Party shall dissolve, liquidate, or terminate its legal existence or shall convey, transfer, lease, or dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets to any Person.

          (i) IMC Global Inc. shall at any time fail to (A) own, directly or indirectly, at least 50% of the capital interests in the Borrower, (B) own, directly or indirectly, at least 50% of the capital stock or capital interests in the corporate managing partner of the Borrower, or (C) appoint and control, directly or indirectly, at least 50% of the members of the Policy Committee (or other governing body) of the Borrower.

          (j) Any event or condition shall occur that could reasonably be expected to have a Material Adverse Effect.

      SECTION 7.02. Remedies. If any Event of Default shall occur and be continuing, the Bank may do any one or more of the following:

           (a) Acceleration. Declare all outstanding principal of and accrued and unpaid interest on the Note and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or other notices or formalities of any kind, all of which are hereby expressly waived by the Borrower.

           (b) Termination of Commitment. Terminate the Commitment without notice to the Borrower.

           (c)   Rights.   Exercise  any and all  rights  and  remedies
     afforded by applicable law or otherwise.

           (d) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice or the occurrence of an Event of Default under Section 7.01(e), it will immediately pay) to the Bank additional cash, to be held by the Bank in a cash collateral account as additional security for the LOC Obligations for subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credit then outstanding.

Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 7.01(e), the Commitment shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Note and all other amounts payable by the Borrower under the Loan Documents shall thereupon become immediately due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or other notices or formalities of any kind, all of which are hereby expressly waived by the Borrower.


                             ARTICLE VIII

                             MISCELLANEOUS

      SECTION 8.01. Expenses. The Borrower shall on demand pay or reimburse the Bank for paying (a) all reasonable costs and expenses of the Bank, including the fees and disbursements of counsel for the Bank (including the allocated cost of internal counsel), in connection with the administration of the Loan Documents, the preparation of any waiver or consent thereunder or any amendment thereof or any Default or alleged Default and (b) if an Event of Default occurs, all costs and expenses incurred by the Bank, including the fees and disbursements of counsel (including the allocated cost of internal counsel), in connection with such Event of Default and any collection, bankruptcy, insolvency, and other enforcement proceedings resulting therefrom.

      SECTION 8.02. Indemnification. The Borrower agrees to indemnify the Bank and each affiliate thereof and their respective officers, directors, employees, attorneys, and agents (each an "Indemnified Person") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, penalties, judgments, disbursements, costs, and expenses, including all fees and disbursements of counsel (including the allocated cost of internal counsel) (collectively the "Indemnified Liabilities"), which directly or indirectly arise from or relate to any Loan Document or any of the transactions contemplated thereby, but excluding any of the foregoing to the extent caused by the gross negligence or willful misconduct of the Indemnified Person. Without limiting any provision of any Loan Document, it is the express intention of the parties hereto that each Indemnified Person shall be indemnified from and held harmless against any and all Indemnified Liabilities arising out of or resulting from the sole or contributory negligence of the Indemnified Person.

      SECTION 8.03. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Bank shall have made any demand under the Loan Documents and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank may have.
      SECTION 8.04. No Waiver; Cumulative Remedies. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

      SECTION 8.05. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank. The Bank may at any time and from time to time (a) grant participating interests in the Commitment and the Loans to any Person(s), and (b) assign all or any portion of its rights and/or obligations under the Loan Documents to any Person(s); provided, that the Bank may not assign its Commitment to any Person (other than an affiliate of the Bank) without the prior written consent of the Borrower. All information provided by the Borrower to the Bank may be furnished by the Bank to its affiliates and to any actual or proposed assignee or participant.

      SECTION 8.06. Amendments. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall be effective unless the same shall be agreed or consented to in writing by the Bank and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

       SECTION 8.07. Notices. All notices, requests, and other communications to either party hereunder shall be in writing (including bank wire, facsimile transmission, or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof. Each such notice, request, or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or
(iii) if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Bank shall not be effective until received.

      SECTION 8.08. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.09.. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

      SECTION 8.10. Controlling Agreemen. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If the Bank shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Loans or, if it exceeds the unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Bank exceeds the Maximum Rate, the Bank may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loans.

      SECTION 8.11. Survival. All representations and warranties made or deemed made by the Borrower in the Loan Documents shall survive the execution and delivery thereof and the making of the Loans and the issuance of the Letters of Credit, and no investigation by the Bank or any closing shall affect the representations and warranties by the Borrower or the right of the Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Article III and Sections 8.01 and
8.02 shall survive repayment of the Note and termination of the Commitment.

      SECTION 8.12. Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York, including without limitation Section 5-1401 of the General Obligations Law, but otherwise without regard to conflicts of law principles, and the applicable laws of the United States of America. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the city where the Principal Office is located for the purposes of all legal proceedings arising out of or relating to any of the Loan Documents or the transactions contemplated thereby. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address set forth underneath its signature hereto. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

      SECTION  8.13.   WAIVER  OF JURY TRIAL.  TO  THE  FULLEST  EXTENT
PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

      SECTION 8.14. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.



IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              BORROWER:

                              IMC-AGRICO COMPANY

                              By:  IMC-Agrico MP, Inc., a


                                  Delaware corporation


                              By:
                              Title

                              Address for Notices:

                              2100 Sanders Road
                              Northbrook, IL  60062

                              Facsimile No.:  (847) 205-4803
                              Attention:  Karen N. Latham
                                              Assistant Treasurer


                              BANK:

                              NATIONSBANK, N.A.


                              By:
                              Title:

                              Address for Notices:

                              Sears Tower
                              233 S. Wacker Drive, Ste. 2800
                              Chicago, IL  60606-6306

                              Facsimile No.:  (312) 234-5601
                              Attention:  Wallace Harris



                                                          SCHEDULE 1.02

                      EXISTING LETTERS OF CREDIT



Letter of Credit No.     Expiry Date                     Amount

39829                    May 31, 1997                    $2,832,500

40790                    May 31, 1997                    $570,000

41265-A                  December 31, 1996               $6,000,000
                         (evergreen with final expiry
                         date of December 30, 2002)

                                                              EXHIBIT A


                            PROMISSORY NOTE




$50,000,000                                            May 14, 1996

     FOR VALUE RECEIVED, the undersigned, IMC-AGRICO COMPANY, a Delaware general partnership (the "Borrower"), hereby promises to pay to the order of NATIONSBANK, N.A., (the "Bank"), at the Principal Office, in lawful money of the United States of America and in immediately available funds, the principal amount of Fifty Million Dollars ($50,000,000) or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Bank to the Borrower under the Credit Agreement referred to below, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     The books and records of the Bank shall be prima facie evidence of all amounts outstanding hereunder.

     This Note is the Note referred to in the Credit Agreement of even date herewith, between the Borrower and the Bank (such Credit Agreement, as the same may be amended, modified, or supplemented from time to time, being referred to herein as the "Credit Agreement"), and evidences Loans made by the Bank thereunder. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments of Loans prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

     This Note shall be governed by and construed in accordance with the laws of the State where the Principal Office is located and the applicable laws of the United States of America.


                                   IMC-AGRICO COMPANY

                                   By:  IMC-Agrico MP, Inc., a
                                        Delaware corporation


                                        By:
                                        Title: